Exhibit 10.2

AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (this “Term Sheet”) relates to the Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Fifth Third Processing Solutions, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”),1 by and among the Company, Fifth Third Bank, a bank chartered under the laws of the State of Ohio (“Seller”), FTPS Partners, LLC, a limited liability company organized under the laws of the State of Delaware (“FTPS Partners”), and Advent-Kong Blocker Corp., a corporation organized under the laws of the State of Delaware (“Buyer”). This Term Sheet is an Exhibit to that certain Master Investment Agreement, dated March 27, 2009 (the “Investment Agreement”) among Seller, FTPS Partners, Buyer, the Company and FTPS Opco, LLC, a limited liability company agreement organized under the laws of the State of Delaware (“Opco”).

The Company:	Fifth Third Processing Solutions, a limited liability company organized under the laws of the State of Delaware.

Purpose and Term:

The general purpose of the Company shall be to continue the Business, and the LLC Agreement shall authorize the Company, subject to the terms hereof and the Business Plan, to engage in any activities which may be lawfully conducted by a limited liability company under the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and the law of any jurisdiction in which the Company engages in such activities.

The term of the Company shall be perpetual.

Capital Structure / Preemptive Rights:

Immediately following the closing of the transactions contemplated by the Investment Agreement and the LLC Agreement (the “Closing”), the authorized capital structure of the Company shall consist of the following limited liability company membership interests, having such rights, privileges and obligations as are further described in this Term Sheet (collectively, the “Units”):

•        Class A Units held 100% by Buyer (and its affiliates), representing in the aggregate, immediately after Closing, a 51% interest in the Company;

•        Class B Units held 100% by Seller and FTPS Partners,

[1]

The Company’s and Opco’s Boards of Directors will be identical, the terms and conditions described in this Term Sheet will govern the Company and operational decisions at the Company level will flow through to Opco.

representing in the aggregate, immediately after Closing, a 49% interest in the Company (and together with the Class A Units, the “Units”) and

•        Class C Nonvoting Units reserved for issuance in connection with the exercise of the warrants issued by the Company to Seller in connection with the Closing, the terms of which are set forth in the Warrant Term Sheet (the “Warrants”).

Before the initial public offering, the Company shall not be authorized to issue any classes or series of equity securities or securities convertible or exchangeable into equity securities of the Company (“New Securities”) unless each Member is granted the opportunity to purchase up to its pro rata portion of such New Securities, based on the number of Units held by all Members before such offering, subject to customary carveouts for (i) issuances in connection with acquisitions which either do not require Board Supermajority vote (as provided below) so long as such issuances are at equal to or greater than fair market value and not greater than 20% in the aggregate, or for which a Board Supermajority vote has been obtained, (ii) issuances in connection with the Management Phantom Equity Plan, and (iii) issuances representing up to an aggregate 10% interest in the Company for reasons other than acquisitions so long as such issuances are at equal to or greater than fair market value if the preemptive rights of all Members are waived by the Board (so long as Seller’s designees vote in favor of such waiver) in connection with such issuances (provided that no Members participate in such issuances).

Description of Transactions (collectively, the “Transactions”):

A. Prior to execution of this Term Sheet and the Investment Agreement:

(i) Seller formed FTPS Partners and Opco, and FTPS Partners elected to be treated as a corporation for tax purposes;

(ii) Seller and Card Management Corporation, an Indiana corporation (“CMC”), formed the Company and entered into a contribution agreement with FTPS Partners pursuant to which Seller shall contribute 100% of the equity interest in CMC to FTPS Partners, thereafter CMC shall distribute its interest in the Company to FTPS Partners and thereafter CMC shall be converted into an Indiana limited liability company (“CMC LLC”);

(iii) On February 24, 2009, Seller contributed $9,800,000 of cash to the Company in exchange for 98% of the limited liability company interests therein and CMC contributed $200,000 of cash to the Company in exchange for 2% of the limited liability company interests therein, and each of Seller and CMC entered into a limited liability company agreement of the Company;

(iv) On March 3, 2009, Seller contributed $100,000 of cash to FTPS

Partners in exchange for 100% of the interests in FTPS Partners;

(v) Seller and FTPS Partners entered into a contribution agreement with the Company pursuant to which:

•        Seller agreed to contribute all of the equity interests in Opco and cash in an aggregate amount equal to $88,000,000, taking into account all cash previously contributed by Seller and CMC to the Company, to the Company including (A) $5,000,000, which the Company will at Closing pay to Buyer as reimbursement for a portion of Buyer’s transaction expenses (the “Transaction Expenses Contribution”), and (B) $75,000,000 to be segregated in a separate account and used for any costs associated with establishing the Company as a stand-alone entity, certain employee benefits and any other matters covered by the Transition Plan, including costs related to separate facilities, systems and infrastructure, redundancy costs or costs associated with hiring new personnel (the “Transition Infrastructure Contribution”) until the end of the Transition Period (after which the Company may use any remaining funds for general corporate purposes); and

•        FTPS Partners agreed to contribute 100% of the equity interests in CMC LLC to the Company, which the Company in turn will contribute to Opco, together with all of the cash held by the Company (other than the Transaction Expenses Contribution), with the Transition Infrastructure Contribution remaining in a segregated separate account to be used solely for any costs associated with establishing the Company and Opco as stand-alone entities and any other matters covered by the Transition Plan.

(vi) Seller contributed $100,000 in cash to Opco in exchange for a membership interests therein and entered into the limited liability company agreement of Opco; and

(vii) Seller entered into a contribution agreement pursuant to which it agreed to contribute Business-related assets to Opco.

B. After execution of this Term Sheet and the Investment Agreement, but at least one day prior to the Closing:

(i) Seller shall borrow $1.25 billion under the Notes;

(ii) Seller shall contribute its Business-related assets to Opco and Opco shall assume Seller’s obligations under the Notes;

(iii) Seller shall contribute 100% of its interests in Opco and the cash amount described above to the Company;

(iv) Seller shall contribute 100% of its equity interests in CMC to FTPS Partners, thereafter CMC shall distribute its interest in the Company to FTPS Partners and thereafter CMC shall be converted into CMC LLC;

(v) FTPS Partners shall contribute 100% of the equity interests in CMC LLC to the Company; and

(vi) The Company shall contribute 100% of the equity interests in CMC LLC and any cash it received from Seller (other than the Transaction Expenses Contribution) to Opco.

C. As part of and at the Closing, inter alia:

(i) Seller and FTPS Partners shall cause the existing limited liability company agreement of the Company to be amended and restated in its entirety in a form substantially to the effect set forth herein; and

(ii) Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of the issued and outstanding Class A Units.

Members:

Any holder of Class A Units, from time to time, shall be a Class A Member. Any holder of Class B Units, from time to time, shall be a Class B Member (and together with the Class A Members, the “Members”).

Voting Rights, etc. Each Member shall be entitled to one vote per Class A Unit or Class B Unit that it holds. Approval for any matter submitted to the Members for a vote shall require the affirmative vote or consent of the holder or holders of a majority of the outstanding Units, voting together as a single class, present at a meeting in which a quorum is present, except as described below. A quorum shall be considered present when Members holding two-thirds of the outstanding Units are in attendance, except as otherwise provided below. Regular meetings of the Members may be held annually. Any meetings shall be held at places and times agreed by a majority of the Directors. Any meetings may be held telephonically. Special meetings may be called by a majority of the Board upon at least two Business Days’ notice to the Members or by any Member upon at least five Business Days’ notice to the other Members. Action by the Members which could take place at a meeting may also be taken by written consent outside of a meeting by those Members that would be necessary to approve such action at a meeting at which a quorum was present.

Notwithstanding the foregoing, if it is determined after the calling of any meeting of Members that the number of Members able to attend such meeting will not constitute a quorum (as described above), then such meeting shall be rescheduled for a date within ten Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Member Meeting”). If it is determined that the number of Members able to attend such Rescheduled Member Meeting will not constitute a quorum (as described above), for purposes of such Rescheduled Meeting only, a quorum shall be considered present when Members holding a majority of the outstanding Units are in attendance; provided that no business may be considered at the Rescheduled Member Meeting that was not the subject of the notice of meeting with respect to such meeting.

Notwithstanding the foregoing, following a Trigger Event (as defined below), a quorum shall be considered present when Members holding a majority of the outstanding Units are in attendance.

A “Trigger Event” shall be deemed to have occurred upon the earlier to occur of any of the following:

(i) Seller (together with its affiliates) shall have Transferred (as defined below) (other than pursuant to any Drag-Along or pursuant to any Transfer to a Permitted Affiliate (as defined below)) Units constituting at least 50% of the Units it (together with its affiliates) owns as of the Closing; or

(ii) any of JPM, Bank of America, US Bancorp or Wells Fargo (or any successors to their respective processing businesses) acquires Control (defined below) of the Seller or its parent (a “Competitor COC”); or

(iii) (A) any governmental agency or body acquires more than a 20% interest in the Seller or its parent (a “Government Investment”), or (B) any person (other than JPM, Bank of America, US Bancorp or Wells Fargo (or any successors to their respective processing businesses)) acquires Control of Seller or its parent (a “Non-Competitor COC”) and, in the case of either a Government Investment or Non-Competitor COC, any change in two of Seller’s four designees on the Board unless (i) such change is due to the death or disability of such designee, (ii) such change is due to a voluntary resignation that occurs more than 9 months following such Government Investment or Non-Competitor COC, or (iii) any of the 2 Approved Replacements (as defined in the Investment Agreement) is designated to the Board to replace such designee; or

(iv) Seller or parent goes into bankruptcy, receivership or conservatorship (or similar event) (each, a “Seller Bankruptcy Event”).

“Control” means with respect to any entity, the beneficial ownership of more than 50% of the voting equity of such entity or the right, by contract or otherwise, to appoint at least a majority of the board of directors (or similar body) of such entity.

The prior consent of the Members holding a majority of the then outstanding Class A Units and Class B Units, each voting separately as a single class, shall be required for either of the following:

•        any amendment to the Certificate of Formation of the Company (the “Certificate”); and

•        any amendments to the LLC Agreement;

provided that, following a Trigger Event, any amendments to the Certificate or LLC Agreement shall only require the prior consent of the Members holding a majority of the then outstanding Units. Notwithstanding the foregoing, if an amendment would materially and adversely affect any Member , then the consent of a majority of such affected Members shall be required. The issuance of new junior interests or interests pari passu to the Class A and Class B Interests in the Company at or above fair market value shall not by itself be considered material or adverse to any Member.

Limited Liability of Members. The liability of each Member, in its capacity as such, cannot exceed (i) the amount of its Capital Contributions, if any, (ii) its share of any assets and undistributed profits of the Company and (iii) the amount of any distributions wrongfully distributed to it to the extent set forth in the Delaware LLC Act. The debts, obligations and liabilities of the Company shall be the debts, obligations and liabilities solely of the Company and shall not attach personally to any Member.

IPO Reorganization:	If the Company undertakes an initial public offering, the Members shall take such actions, including causing the Company to contribute the operating business into a successor corporation, as may be necessary to give effect to such initial public offering; provided that reasonable efforts shall be made at the request of any Member to allow such Member to convert its Company interests into an interest in any successor corporation on a tax-free basis (excepting any tax attributable to any deemed distribution to the Seller pursuant to Section 752) (“Tax-Free Basis”), and provided further that no such action shall be taken if such structure shall adversely affect any Member (other than “adverse” tax effects that are inherent in using a corporate form as opposed to partnership (for tax purposes) form); it being understood that if the IPO restructuring is not effected on a Tax-Free Basis with respect to any Member, Buyer shall use its commercially reasonable efforts to have the IPO entity enter into a “tax receivable agreement” or otherwise compensate the Company or the Members for tax attributes or benefits provided to such entity (other than tax attributes or benefits attributable to any deemed distribution to the Seller pursuant to Section 752), e.g., tax benefits received by the IPO entity upon the taxable exchange of Company interests by such Members for IPO entity shares, without adversely affecting the IPO price or terms, and any such agreements or compensation shall be issued to the Members who provided such tax attributes or benefits in accordance with the amount of tax attributes or benefits provided by each such Member.

Management of the Company and Board of Directors:

Authority of Board. Subject to the Business Plan, the business and affairs of the Company shall be managed by the Board of Directors (the “Board”), consisting of nine directors (the “Directors”). The Board shall appoint a Chief Executive Officer (“CEO”) and shall have the authority to appoint such other officers as the Board shall determine are necessary to act on behalf of the Company, and to create a committee or committees of the Board; provided, however, that any committee of the Board shall have at least one Class A Director and at least one Class B Director as members (which Class A Director and Class B Director shall be designated by the Members holding a majority of the then outstanding Class A Units or Class B Units, respectively) and the presence of such Class A Director and Class B Director shall be required for any committee to have a quorum, except as otherwise provided below. The affirmative vote of a majority of the committee members present at a meeting shall be sufficient for effective committee action when a quorum is present. Any meetings may be held telephonically. Action by the Board which could take place at a meeting may also be taken by unanimous written consent of the Board outside of a meeting.

Notwithstanding the foregoing, if it is determined after the calling of any committee meeting that the Directors able to attend such meeting will not constitute a quorum (as described above), then such meeting shall be rescheduled for a date within 10 Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Committee Meeting”). If it is determined that the number of Directors able to attend such Rescheduled Committee Meeting will not constitute a quorum (as described above), for purposes of such Rescheduled Committee Meeting only, a quorum shall be considered present when a majority of the Directors that are members of such committee are in attendance; provided that no business may be considered at the Rescheduled Member Meeting that was not the subject of the notice of meeting with respect to such meeting.

Notwithstanding the foregoing, following a Trigger Event, a quorum shall be considered present when a majority of the Directors that are members of such committee are in attendance.

Appointment/Election of Directors. For so long as 100% of the Class A Units are held by one Member, such Class A Member shall appoint five Directors (the “Class A Directors”). If at any time the Class A Units are held by more than one Member, the Class A Directors shall be elected by the approval or consent of the Class A Member or Class A Members holding a majority of the then outstanding Class A Units. For so long as 100% of the Class B Units are held by one Member, such Class B Member shall appoint four Directors (the “Class B Directors”). If at any time the Class B Units are held by more than one Member, the Class B Directors shall be elected by the approval or consent of the Class B Member or Class B Members holding a majority of the then-outstanding Class B Units. One of the initial Class B Directors shall be Charles Drucker. The Chairman of the Board shall be appointed by a majority of the Class A Directors.

Term, Resignation and Removal. Each Director shall hold office until the earlier of (i) the appointment or election and qualification of the Director’s successor or (ii) the Director’s death, resignation or removal. There is no limit to the number of terms a Director may serve. Any Director may resign at any time upon written notice to the Board. Any Director may be removed and/or replaced by the vote of the Member(s) that appointed or elected such Director.

Compensation. The Company will reimburse all Directors for reasonable out-of-pocket expenses (including travel expenses) actually incurred in connection with their service on the Board. The Company may compensate the Directors that are not employed by any of the Company, Seller or Buyer or any of their respective affiliates, but the Company shall not compensate any other Directors for their service on the Board.

Board Meetings. Regular meetings may be held at such times and places as the Board determines, and must be held within 60 days of the end of each fiscal year and at least once every fiscal quarter. Special meetings may be called by any Director on at least five Business Days’ notice. The affirmative vote of a majority of the Board members present at a meeting shall be sufficient for effective Board action when a quorum is present. The presence of a majority of the Board shall constitute a quorum so long as at least two of each of the Class A Directors and the Class B Directors are present, except as otherwise provided below. Any meetings may be held telephonically.

Notwithstanding the foregoing, if it is determined after the calling of any Board meeting that the number of Directors able to attend such meeting will not constitute a quorum (as described above), then such meeting shall be rescheduled for a date within five Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Board Meeting”). If it is determined that the number of Directors able to attend such Rescheduled Board Meeting will not constitute a quorum (as described above), for purposes of such Rescheduled Board Meeting only, a quorum shall be considered present when a majority of the Directors are in attendance; provided that no business may be considered at the Rescheduled Board Meeting that was not the subject of the notice of meeting with respect to such meeting.

Notwithstanding the foregoing, following a Trigger Event, a quorum shall be considered present when a majority of the Directors are in attendance.

Actions Requiring a Supermajority. The following actions shall require the affirmative vote of seven of the Directors (a “Board Supermajority”):

•        any Change of Control (a) during the first three years following Closing, (b) during the fourth year following the Closing if the equity value of the Company is less than $2.3 billion, (c) during the fifth year following Closing if the equity value of the Company is less than $2.5 billion; provided, however, that no consent will be necessary (x) at any time if the Company is in a payment default or financial covenant default under the Notes which has not been waived by the lenders and the Notes has been amended consistent with such waiver, or (y) at any time after June 30, 2012 if the Company’s LTM EBITDA (before giving effect to any add-backs provided under the Notes) as of such date is less than $335.0 million;

•        other than a sale of the EFT business at a price greater than $1 billion, any sale or transfer of assets of the Company or the assets of any subsidiary of the Company, in one or a series of related transactions, that exceeds $100,000,000 in the aggregate (other than pursuant to a Change of Control);

•        other than an acquisition of or investment in one of the entities set forth on Schedule A attached hereto delivered by Seller to Buyer any new acquisition of assets or investment in any other entity or series of related acquisitions or investments by the Company or any subsidiary of the Company in an amount exceeding $175,000,000 in the aggregate;

•        election, termination or replacement of the independent auditor of the Company;

•        other than the Advisory Fee (defined below), engagement by the Company or any subsidiary of the Company, either directly or indirectly, in a transaction or series of related transactions with Buyer or any entity in which Buyer holds equity securities (other than distributions provided to such Person in its capacity as a Member of the Company) or any executive management employee of the Company, including ownership by Buyer or an executive management employee or a member of any such individual’s family group of any supplier, contractor, subcontractor, customer or other entity with which the Company does business or seeks to do business (other than as a shareholder of less than 2% of a publicly traded class of securities), where either (i) such transaction or transactions are not on arm’s-length terms or (ii) such transaction or transactions would require the Company or any subsidiary of the Company to pay or incur obligations of more than $1,000,000;

•        material change to the strategic direction of the Business Plan;

•        any loan or series of related loans by the Company or any subsidiary of the Company, except in the ordinary course of business, in an amount exceeding $200,000,000;

•        the material terms and conditions, and any amendment thereof, of the Management Equity Plan;

•        for the first three years following the Closing, any Non-Qualified IPO;

•        the terms and conditions of the Closing Credit Facility;

•        entering into or amending any contract in which individual capital expenditures are expected to exceed $25,000,000 in the aggregate;

•        any distribution to the Members other than Quarterly

Distributions;

•        any Capital Call made to Seller;

•        issuances of interests in the Company constituting on a fully diluted basis more than 20% of the Company (excluding issuances under the Warrant and the Management Equity Plan) provided, however, that no consent will be necessary (x) at any time if the Company is in a payment default or financial covenant default under the Notes which has not been waived by the lenders and the Notes has been amended consistent with such waiver, or (y) at any time after June 30, 2012 if the Company’s LTM EBITDA (before giving effect to any add-backs provided under the Notes) as of such date is less than $335.0 million (the parties acknowledge that all such issuances will be at or above fair market value);

•        material tax returns and tax elections (other than a Section 754 election or an election to make Section 704(c) or “reverse Section 704(c)” allocations in the manner specified herein or an election to treat any new direct or indirect subsidiaries acquired by the Company or organized by the Company as a partnership or disregarded entity for U.S. federal tax purposes); or

•        in each case, for the first year following the Closing: (i) the employment of senior executive officers (as defined below), and (ii) the termination of the CEO other than for Cause.

Notwithstanding the foregoing, following a Trigger Event, only the affirmative vote of a majority of the Directors present at a meeting shall be required with respect to the first, third, seventh, ninth and sixteenth bullets set forth above (Change of Control, acquisitions, debt incurrence, IPO and equity issuances); provided that no issuances of interests in the Company below fair market value shall be made at any time.

A “Change of Control” means any (i) merger, consolidation or other business combination of the Company or any subsidiary of the Company that results in the Members of the Company immediately before the consummation of such transaction holding, directly or indirectly, less than 50% of the interests in the Company or such subsidiary, as applicable (or the surviving entity) immediately following the consummation of such transaction, (ii) Transfer of Units representing 50% or more of the voting power of the Company to a Person or group of related Persons (other than Buyer and Seller and their respective affiliates), (iii) transaction in which a majority of the Board following such transaction is comprised of Persons who are not designees of Buyer, Seller or their affiliates or (iv) sale of all or substantially all of the assets of the Company and its subsidiaries.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization.

“Non-Qualified IPO” means an initial public offering generating proceeds (including, for purposes of calculating the amount of such proceeds, the aggregate amount of any Distributions made to the Members to and until the date of the initial public offering), before deducting underwriting commissions, equal to or less than $1.8 billion.

“Securities Act” means the Securities Act of 1933, as amended.

“Cause” means any of the following with respect to a senior executive officer of the Company: (1) such officer’s continued and willful failure to perform substantially his or her responsibilities to the Company, after demand for substantial performance has been given by the Board (or such officer’s direct supervisor) that specifically identifies how such officer has not substantially performed his or her responsibilities; (2) such officer’s willful engagement in illegal conduct or in gross misconduct in connection with the business of the Company; (3) such officer’s conviction of, or plea of guilty or nolo contendere to, a felony; (4) such officer’s willful and material breach of any written code of conduct and business ethics or other written policy, procedure or guideline relating to personal conduct adopted by the Company and in effect from time to time; (5) such officer’s willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity; (6) such officer’s disqualification or bar by any governmental or self-regulatory authority from engaging in the business of banking or in activities related to the securities industry or otherwise serving in the capacity contemplated by this Agreement or other employment arrangements entered into between the Company and such officer, or such officer’s loss of any governmental or self-regulatory license that is reasonably necessary for such officer to perform his or her responsibilities to the Company, or (7) in the case of any senior executive officer, material underperformance by the Company (which for purposes hereof will mean performance at or below 85% of Projected EBITDA for the relevant period unless there has occurred a force majeure or other event generally affecting the industry in which the Business operates and in which the Company or Opco has not been disproportionately affected).

Officers:	The initial CEO shall be Charles Drucker. For a period from the Closing to the one-year anniversary of the Closing, the Class B Member(s), by majority vote, voting as a separate class, shall have the right to consent to the removal of Charles Drucker as CEO other than for Cause. The parties specifically acknowledge that a majority of the Board members present at a meeting shall have the right to hire and fire the CFO without any separate consent or approval rights of the Class B Members or Class B Directors.

Should the employment of Charles Drucker or any successor CEO terminate for any reason, the Class A Member(s) shall consult in good faith with the Class B Member(s) regarding the identity of any successor CEO.

Independent Auditor:	The initial independent auditor of the Company shall be Deloitte & Touche LLP.

Business Plan:

The business affairs of the Company shall be conducted at all times in accordance with a business plan, as may be amended, modified or supplemented from time to time by the Board (the “Business Plan”). The initial Business Plan shall be agreed upon by Seller and Buyer and included as an annex to the LLC Agreement. The Business Plan shall be reviewed, amended and updated not less frequently than on an annual basis, and the adoption of each subsequent Business Plan shall require the approval of a majority of the Board.

The Business Plan for any year shall include, inter alia, the Company’s business strategy and organizational structure, basic goals, parameters of the Company’s business purpose, projected revenues, expenses (including the compensation package for any officers), financing plans and limitations on incurrence of indebtedness, cash flows, the number and aggregate amount of grants for that year to executives under the Management Phantom Equity Plan, appointment of agents or advisers, strategic alliances of the Company, an annual operating budget (including operating projections of the Company for not less than the next three succeeding fiscal years) and an annual capital budget (including the projected capital expenditures of the Company for not less than the next fiscal year).

The initial fiscal year of the Company shall end on December 31 of each year.

Capital Contributions:

The Members shall not be required to make capital contributions to the Company except as follows:

Initial Contributions. At least one day prior to Closing:

•        Seller and FTPS Partners shall contribute certain assets, including CMC LLC, and liabilities to the Company as described in the definition of “Contribution” in the Investment Agreement.

•        Seller shall contribute the Transaction Expenses Contribution.

•        Seller shall contribute the Transition Infrastructure Contribution. Seller shall not receive any additional Units in the Company in consideration for this contribution.

Distributions:

Quarterly Distributions. Subject to any restrictions in the Notes, each of the Members shall be entitled to receive, pro rata according to the number of Units held by such Member, cash distributions equal to the amount necessary to satisfy the “Quarterly Estimated Tax Liability with respect to the Company’s income” (the “Quarterly Distributions”).

The “Quarterly Estimated Tax Liability with respect to the Company’s income” shall be the quarterly estimated tax liability calculated by assuming that (i) the Company has a single member, (ii) the items of income, gain, deduction, loss and credit (all as determined for Federal income tax purposes and in accordance with Code Section 704(b), but without regard to any Code Section 704(c) gains or adjustments pursuant to any Section 754 election) in respect of the Company were the only such items entering into the computation of the tax liability of such member for the fiscal year in respect of which the Quarterly Distribution was made, and (iii) the taxable income of the member determined in accordance with clause (ii) was subject to tax at the highest marginal effective rate of Federal, state and local income tax applicable to a corporation resident and doing all of its business in New York City, taking account of any difference in rates applicable to particular items of income, and any allowable deductions in respect of such state and local taxes in computing such Member’s liability for Federal income taxes. No account shall be taken of any items of deduction or credit attributable to an interest in the Company that may be carried back or carried forward from any other taxable year. The amount of hypothetical tax liability determined under clause (iii) in excess Quarterly Distributions made previously with respect to such taxable year shall be distributed to the Members in proportion to their issued Units.

Other Distributions. Distributions other than the Quarterly Distributions may be made at any time, in cash or in kind, as shall be determined by a Board Supermajority or to the extent that such distributions are permissible under the Delaware LLC Act and/or the Notes (such distributions, together with the Quarterly Distributions, “Distributions”); it being understood that no disproportionate Distributions shall be made.

Transaction Expenses Payment:	At Closing, the Company shall make a one time payment to Buyer of $5.0 million with respect to expenses incurred by Buyer in connection with the consummation of the Transactions.

Capital Accounts and Allocations:	Capital Accounts. The Company shall maintain a Capital Account for each Member in accordance with Section 704 of the Code and the U.S. Treasury Regulations promulgated thereunder, including the “alternate test for economic effect” under U.S. Treasury Regulations Section 1.704-1(b)(ii)(d). Accordingly, allocations of profits and losses of the Company shall include a “qualified income offset” and a

“minimum gain chargeback” as defined in the Treasury Regulations.

“Capital Account” means the account of each Member maintained by the Company. The Members shall agree on the initial Capital Accounts as of the Closing (which agreement shall reflect the overall economic arrangement of the parties as specified in the Investment Agreement and this Term Sheet). Such Capital Accounts shall be increased by the cash capital contributions and Fair Market Value of any other Capital Contributions of the Member to the Company (net of liabilities secured by such contributed property that the Company assumes or takes subject to under Section 752 of the Code) and decreased by all amounts of cash distributed to the Member by the Company and the Fair Market Value of property distributed to such Member by the Company. The Capital Account shall also be increased by the amount of Profits (or items thereof) allocated to the Member by the Company and decreased by the amount of Loss (or items thereof) allocated to the Member by the Company and allocations to such Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and shall be maintained in accordance with Treas. Reg. § 1.704-1(b)(2)(iv), and any successor provision thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Fair Market Value” means, with respect to any asset or securities, the fair market value of such assets or securities as between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of the valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board and the contributing Member or the distributing Member as the case may be.

Allocations. All items of income, gain, loss, deduction and credit recognized by the Company as computed for purposes of Section 704 of the Code shall be allocated amongst the Members so that each Member’s Capital Account is as close as possible to the amount such shareholder would receive if the Company were liquidated immediately thereafter.

All items of income, gain, loss, deduction and credit shall be allocated for U.S. federal income tax purposes as closely as possible to the allocation of profits and losses described in the paragraph above. Allocations made for tax purposes in accordance with Section 704(c) of the Code (including “reverse 704(c) allocation”) shall be made using the traditional method permitted under Section 704(c) of the Code and the U.S. Treasury Regulations thereunder

If any Member (A) is required to make an indemnity payment to the Company pursuant to Article VII of the Investment Agreement or (B) pays any amount which gives rise to a tax deduction of the

Company, such payment shall be treated as a Capital Contribution by the Member and the loss giving rise to the indemnity payment or the tax deduction attributable to the payment shall be allocated to such
Member.

Additional Tax Matters:

Tax Matters Partner. For so long as Buyer or its affiliates are the sole Class A Members, Buyer (or its designee) shall be the “Tax Matters Partner” of the Company (otherwise the Tax Matters Partner shall be such Member of the Company as the Members shall determine pursuant to the voting provisions for Members).

To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Partner (i) shall furnish the name, address, profits, interest and taxpayer identification number of each Member to the Internal Revenue Service and (ii) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. The Tax Matters Partner shall act reasonably at all times and keep the other Members reasonably informed about its actions.

In its capacity as such, the Tax Matters Partner shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Treasury Regulations. The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. Notwithstanding anything herein to the contrary, the Tax Matters Partner, in its capacity as such, shall not, without the prior approval of Seller, such approval not to be unreasonably withheld, (i) extend the statute of limitations for the assessment of any Tax, (ii) file a petition for judicial review of a “final partnership administrative adjustment” within the meaning of Section 6226(a) of the Code, (iii) file a tax claim, on behalf of the Company, in any court, (iv) submit any request for administrative adjustment on behalf of the Company, or (v) bind the Members to any tax settlement. The Tax Matters Partner shall notify the other Members within 20 Business Days after it receives notice from the Internal Revenue Service, of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Company tax items.

All reasonable out-of-pocket expenses and costs incurred by any Tax Matters Partner in its capacity as Tax Matters Partner shall be paid by the Company as an ordinary expense of its business.

Section 754 Election. Buyer shall have the right and authority, in its sole discretion, to cause the Company to make a Section 754 election for any taxable year or years of the Company in which or commencing immediately after the time the Closing occurs; and the Company and

Seller each covenant and agrees that they will take all such actions as are necessary to assure that a valid and timely Section 754 election is in effect with respect to the Buyer’s purchase of interests at the Closing.

Treatment of the Company as a Partnership for Tax Purposes. Each of the Members agrees to treat the
Company as a partnership and each of its subsidiaries as a partnership or disregarded entity for U.S.
federal tax purposes, and none of the Members or any of their respective affiliates shall cause any of the
Company or its subsidiaries to elect to be treated as an association taxable as a corporation for U.S. federal tax purposes.

If requested by the Board, each of the Members agrees to provide the Company with such assistance as would be required (including signing any election forms) to cause any new direct or indirect subsidiaries acquired by the Company or organized by the Company to elect to be treated as a partnership or disregarded entity for U.S. federal tax purposes, such election to be effective on or before the date such new subsidiary is acquired or organized.

Reports:

Monthly Financial Reports of the Company. Within 30 days after the end of each month, the Board shall cause to be prepared and delivered to each Member unaudited monthly consolidated financial statements of the Company and its subsidiaries for the immediately preceding month.

Quarterly Financial Reports of the Company. Within 45 days after the end of the first three fiscal quarters and 60 days after the end of the fourth fiscal quarter, as the case may be, of each year, the Board shall cause to be prepared and delivered to each Member unaudited quarterly consolidated financial statements of the Company and its subsidiaries for the immediately preceding quarter, prepared in accordance with GAAP (provided, however, that for the first year following Closing such statements will not be required to be GAAP).

Annual Reports of the Company. Within 90 days after the end of each fiscal year, the Board shall cause to be prepared and delivered to each Member audited consolidated financial statements of the Company and its subsidiaries for the immediately preceding year, prepared in accordance with GAAP.

Schedules K-1 and Other Information. Within 90 days after the end of each fiscal year, the Board shall cause to be provided any completed Schedules K-1 and such other financial, tax or other information reasonably requested by a Member at such times as may be required to comply with any applicable public disclosure, external financial reporting, tax or legal requirements to which such Member is subject.

Members’ Tax Filings. To the extent permitted by the Code, each Member agrees to file all tax returns consistently with the treatment of the Company as a partnership with respect to the determination of the taxable income of the Company.

Notes:	Seller will borrow $1.25 billion under the Notes, and in connection with the Contribution, Opco shall assume Seller’s obligations under the Notes, forms of which are attached to the Investment Agreement.

Management Phantom Equity Plan:	The Company shall adopt a phantom equity plan (the “Management Phantom Equity Plan”) for certain of its executives, as determined by the Board, pursuant to which such executives shall receive incentive compensation in the form of phantom equity. Rights under the Management Phantom Equity Plan shall be convertible, in the event of an IPO, into the right to purchase common stock or common units, as applicable, of the Company (or such successor entity as may be formed for purposes of conducting an IPO) at the IPO price. The phantom equity issued pursuant to the Management Phantom Equity Plan shall not exceed 8% of the value of the equity interests in the Company without the consent of the holders of a majority of the Class A Units and the holders of a majority of the Class B Units. A portion of the phantom equity under the Management Phantom Equity Plan shall be reserved for future issuances.

Advisory Fee:	The Company will pay Buyer (or one of its designated Affiliates) an advisory fee equal to $1,000,000 per year, payable at Closing and thereafter annually in advance (the “Advisory Fee”).

Transfer Restrictions:

Subject to the Right of First Offer, Tag-Along Rights and Drag-Along Rights described below, each Member may sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of (“Transfer”) its Units at any time; provided that no Member shall Transfer any of its Units prior to the earlier of (i) the third anniversary of the date of the LLC Agreement and (ii) the occurrence of an IPO, in each case, without the consent of all other Members (other than in a Change of Control transaction approved by the Board); and further provided that the respective transferee agrees to be bound by the terms of the LLC Agreement applicable to the transferor.

Any Transfer by a Member of its Units that does not comply with the restrictions set forth herein, including the Right of First Offer, Tag-Along Rights and Drag-Along Rights, shall be null and void ab initio.

Right of First Offer:	Prior to the consummation of an initial public offering, if any Member (the “Transferring Member”) desires to Transfer, directly or indirectly, all or any part of its Units (the “Offered Units”), then the Transferring Member shall deliver a written notice (the “Transfer Notice”) to all other Members that hold 5% (including, for purposes of determining such percentage, any Units owned by affiliates) or more of the then outstanding Units (the “Offerees”). The Transfer Notice shall state the number of Offered Units. Each Offeree shall have the right to provide to the Transferring Member, within 20 days of the date of the Transfer Notice (the “Offer Period”), an irrevocable offer to acquire such Offeree’s pro rata portion (but not less than all of its pro rata portion) of the Offered Units (based on the proportion that the number of Units owned by such Offeree bears to the total number of Units outstanding (other than the Offered Units), upon the price, terms and conditions on which such Offeree is willing to purchase such Offered Units (each, a “Proposed Offer”); it being understood that in the event the Transferring Member is Transferring the Units indirectly, the Offeree shall have the right to offer to purchase the Units and not any equity interest in any other entity (other than Buyer, which shall have the right to transfer the stock of Buyer so long as Buyer has no liabilities, and will not incur any liabilities of any kind, and so long as in connection with such Transfer, the governance of Buyer or the Company is restructured so that the Offeree has all such rights, taking into account its ownership interest in the Company, as it would have had had it received Units in such Transfer).

If the Transferring Member, in its sole discretion, elects to accept any Proposed Offer, the Transferring Member shall communicate in writing its irrevocable acceptance (each, an “Acceptance”) to the Offeree that submitted such Proposed Offer (each, a “Participating Offeree”), which Acceptance shall be delivered within 10 days of the date of the Transfer Notice (the “Acceptance Period”).

After termination of the Acceptance Period, the Transferring Member may, during a period of 120 days following the Acceptance Period, Transfer the Offered Units, at and upon the price and other terms and conditions that are at least as favorable to the Transferring Member as that which the Transferring Member has accepted or, if no Proposed Offers were accepted, the most favorable Proposed Offer that the Transferring Member has rejected (such Transfer, “Permitted Transfer”). In the event that the Transferring Member has not consummated a Permitted Transfer, or has not entered into a definitive agreement regarding a Permitted Transfer, within such 120 day period, the Transferring Member shall not thereafter Transfer any Units (including such Offered Units), whether pursuant to a Proposed Offer or otherwise, without first providing a new Transfer Notice to the Offerees in the manner provided above.

Tag-Along Rights:	Prior to the consummation of an initial public offering, if the Transferring Member proposes to Transfer, directly or indirectly, to a third party or parties by a transaction or a series of related transactions Units representing no less than 10% (including, for purposes of determining such percentage, any Units owned by affiliates ) of the then outstanding Units (including a transaction effected pursuant to the exercise of the Right of First Offer described above), then such Transferring Member shall provide to all Offerees that are not Participating Offerees within the earlier of five days following the execution of the agreement with respect to the proposed Transfer and 15 days prior to consummation of the proposed Transfer a notice (a “Tag Along Notice”). Such Tag Along Notice shall state the price and other terms and conditions of such proposed Transfer, and each such Offeree shall have the right to elect to exercise its tag-along right (the “Tag-Along Right”) by providing written notice to such Transferring Member no later than 10 days after the date of the Tag Along Notice.

If any Offeree exercises its Tag-Along Right (the “Tag-Along Member”), the Tag-Along Member shall have the right to Transfer to the transferees of any proposed Transfer, as a condition to such proposed Transfer by the Transferring Member, such number of Units which are in the same proportion to the Tag-Along Member’s total ownership of Units as the number of Offer Units is to the Transferring Member’s total ownership of Units, upon the same price, terms and conditions as those of the proposed Transfer.

Drag-Along Rights:

Prior to the consummation of an initial public offering, if a Member holding a majority of Units (including for purposes of determining majority ownership, Units owned by such Member’s affiliates) (the “Initiating Member”) desires to effect a Transfer, directly or indirectly, constituting a Change of Control, then the Initiating Member may elect to exercise its drag-along right (the “Drag-Along Right”) by providing written notice to all Members other than the Initiating Member (each, a “Drag-Along Member”). Such written notice shall disclose the identity of the proposed transferee(s), the Person or Persons, if any, that control the proposed transferee(s), the number and classes of Units proposed to be Transferred and the terms and conditions, including price, of the proposed Transfer.

If the Initiating Member exercises its Drag-Along Right, each Drag-Along Member shall, except to the extent contrary to applicable law, consent to and raise no objections to such Change of Control and shall take all actions reasonably necessary or desirable to consummate such Change of Control, including by Transferring to the proposed transferee(s) the number of Units which is in the same proportion to each such Drag-Along Member’s total ownership of Units as the number of Units being Transferred by the Initiating Member in the proposed transaction is to the Initiating Member’s total ownership of Units. Such Transfer of Units by the Drag-Along Members shall be at the same price and on the same terms and conditions as the Initiating Member shall be Transferring its Units in such transaction or series of related transactions, and the Initiating Member and the Drag-Along Members shall each bear their ratable share of the liabilities and expenses incurred in connection with such Change of Control; it being understood that the price per Unit shall take into account all benefits being obtained by Buyer or any of its affiliates in connection with or as a consequence of such Change of Control.

The Drag-Along Right shall not apply to any Change of Control which would require supermajority consent as described above, unless such consent has been obtained. For the sake of clarity, the Right of First Offer shall not apply with respect to any Transfer made in connection with the exercise of the Drag-Along Right, but the Right of First Offer shall apply in connection with the Transfer prior to any Member exercising the Drag-Along Right.

In any Change of Control, the Buyer’s owners shall have the right to sell their indirect stake in the Company by selling the capital stock of the Buyer at the same price as the Units, without discount.

Buyer shall ensure that Buyer’s only asset is the Units and that Buyer shall have no liabilities, including debt.

Other Permitted Transfers:

Notwithstanding anything to the contrary herein, the Right of First Offer, Tag-Along Rights and Drag-Along Rights shall not apply, as applicable, to any Transfer:

•        by a Member of its Units (and any Member may Transfer its Units) to (a) a Person who is a direct or indirect wholly owned Subsidiary of such Member, (b) a Person who owns, directly or indirectly, 100% of the equity interest of such Member, or (c) with respect to Buyer, any of Buyer’s stockholders, members or partners and any person controlling, controlled by or under common control with Buyer (other than other portfolio companies of Advent) (each, a “Buyer Affiliate”); provided, however, that any such Transfers shall not be subject to the Right of First Offer or Tag-Along Right (excluding transfers to one of the stockholders of Buyer on the Closing) only to the extent that they do not exceed 25% in the aggregate or (d) is directly or indirectly wholly owned by a Person who owns, directly or indirectly, 100% of the equity interest of such Member (such Person, a “Permitted Affiliate”), upon 30 days’ prior written notice to the other Members; provided that, if at any time such transferee ceases to be a Permitted Affiliate of such Member, such transferee shall immediately (and, in any event, no later than three Business Days thereafter) Transfer its Units (in whole but not in part) to a Person that is a Permitted Affiliate of such Member or to such Member itself; or

•        by a Member (and any Member may Transfer its Units) if, as a result of any change in law or regulation or in the scope of activities in which the Company is engaged, ownership by such

Member of such Member’s Units is no longer legally permissible, in the reasonable, good faith determination of such Member’s counsel (provided such counsel is of national reputation and specializes in the legal matters involved in such determination); provided, however, (i) that to the extent such member is given a time period to divest its ownership interest, such Member shall use reasonable best efforts to comply with the rights of first offer and the parties shall agree to shorter time periods for notice and response thereunder as necessary, and (ii) such Member uses reasonable efforts to have the purchaser of its Units in a divestiture also purchase the Units of the other Members that would otherwise be entitled to participate in the “tag-along”.

Put Rights:

If a Put Event (defined below) occurs at any time prior to an initial public offering of the Company, then within 30 days of such Put Event, Buyer’s stockholders will have the right (the “Put Right”), exercisable by written notice to Seller, to put all, but not less than all, the stock of Buyer to Seller within 60 days thereafter (subject to extension for an additional 60 days in the event of an extended regulatory review) at the greater of (A) a 25% IRR on such investment, measured as of immediately following the Seller Event, and (B) 1.5x of Buyer’s original purchase price for the Class A Units (less any distributions, other than quarterly tax distributions, made as of such date) plus $30.0 million. Buyer’s stockholders will be wholly responsible for any taxes associated with the exercise of the Put Right. In the event the Put Right is exercised by Buyer, but payment is not made by Seller within 60 days following the date of exercise, then, in addition to all other remedies available to Buyer at law or equity, all of Seller’s Class B Units shall be forfeited without the payment of any consideration therefor unless the Bank in good faith is disputing the right of Buyer to exercise the Put Right, in which event no forfeiture shall occur until the dispute is settled so that the forfeiture is applicable.

A “Put Event” shall mean any of the following:

(i) during the first 12 months following Closing, either (x) a Government Investment or (y) a Non-Competitor COC occurs and (ii) any change in two of Seller’s 3 designees on the Steering Committee unless (i) such change is due to the death or disability of such designee, (ii) such change is due to a voluntary resignation that occurs more than 9 months from the Government Investment or Non-Competitor COC, or (iii) any of the 2 Approved Replacements is designated to the Steering Committee as replacements for such designees; or

(ii) during the period from Closing until the earlier of (x) the last day of the 54th month following Closing, and (y) the date on which

Buyer has sold, directly or indirectly (in one or more transactions), more than 50% of its Units held by it (or its affiliates) at Closing, a Competitor COC occurs; or

(iii) during the first two years following Closing, a Seller Bankruptcy Event occurs.

Dissolution:

The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of (i) the consent of the Members collectively holding 75% of the Units, (ii) the termination of the legal existence or the membership in the Company of the last remaining Member (in which case such Member, within 90 days, shall admit its personal representative or nominee as a substitute member), (iii) any event that makes it unlawful for the entire or any material part of the Business to continue, (iv) the consent of the Members collectively holding a majority of the Units following a sale of all or more than 90% (by value) of the assets of the Company and its subsidiaries or to the extent the non-consenting Members are not materially and adversely affected, a sale of substantially all the assets of the Company and its subsidiaries and (v) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware LLC Act.

In the event that the affairs of the Company shall be wound up, the Board has the full right and discretion to manage such process, including without limitation the power to prosecute and defend suits, collect debts, dispose of property, settle and close the business of the Company, discharge the liabilities of the Company, pay reasonable costs and expenses incurred in the winding up, distribute remaining assets to Members (in accordance with the Company’s waterfall provisions) and execute and file a certificate of cancellation under the Delaware LLC Act.

The termination of the legal existence or the membership in the Company of any Member shall not cause the Company to be dissolved or its affairs wound up, unless such Member is the last remaining Member. No Member has the right to resign and require repayment of its capital contributions (if any) or redeem its LLC Interests, except, in each case, in the event of the dissolution and winding up of the Company.

Fiduciary Duties and Indemnification:	Waiver of Fiduciary Duties. To the fullest extent permitted by applicable law, including Section 18-1101(c) of the Delaware LLC Act, each Director in his or her capacity as a Director shall be deemed an agent of the Member appointing such Director and shall have no duty to the Company, any subsidiary or any other Member, nor shall any Member have any such duty. The Members shall agree that any duties and liabilities set forth in the LLC Agreement shall replace those existing at law or in equity and each Member (both for itself and its Directors) waives the right to make any claim, bring any action or seek any recovery based on such other duties or liabilities.

Indemnification. Except due to gross negligence or willful misconduct or breach of the LLC Agreement, and to the fullest extent permitted by law, no Member, Tax Matters Partner or Director of the Company, nor any employee, agent, representative or Affiliate of a Member (each, a “Covered Person”) shall be liable to the Company or any other Person who is bound by the LLC Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the LLC Agreement, in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, in a manner which such Covered Person had no reasonable cause to believe that his or her conduct was unlawful (each, a “Covered Claim”).

Except due to gross negligence or willful misconduct, and to the fullest extent permitted by law, a Covered Person shall be entitled to indemnification from the Company for any Covered Claim. The Company shall advance reasonable expenses (including reasonable legal fees) actually incurred by a Covered Person in defending any demand, action, suit or proceeding related to a Covered Claim, if the Covered Person demands such advance and undertakes to repay any related amount that is not entitled to be indemnified pursuant to the preceding sentence.

A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to the Members or creditors of the Company might properly be paid.

The provisions of the LLC Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or the Members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities at law or in equity of such Covered Person, and each Member to the fullest extent permitted by law, hereby waives any right to make any claim, bring any action or seek any recovery based on such other duties or liabilities for breach thereof. The indemnification provisions shall survive any termination of the LLC Agreement.

Bank Regulatory Matters:

Notwithstanding anything to the contrary in the LLC Agreement, the Company and the Members will acknowledge that Seller and its affiliates are subject to regulatory oversight by bank regulatory authorities in various jurisdictions and may be required to obtain regulatory approvals from (or provide notice to) such authorities prior to, or provide notice to such authorities following, the Company’s engaging in certain activities or consummation of certain investments. The Company shall not engage in any business which is not of the same nature as the Business (a “New Activity”), whether by acquisition, investment or organic growth, without first sending written notice to Seller (the “New Activity Notice”). Within 30 days after receipt of the New Activity Notice, Seller must notify the Company’s Board of Directors in writing (i) whether such New Activity would be permissible for Seller to make or engage in directly under all applicable banking laws and (ii) that either (A) no Regulatory Approval with respect to Seller is required for such New Activity, or (B) any required Regulatory Approval with respect to such New Activity Seller has been obtained by Seller. The Company shall not engage in such New Activity if Seller notifies it that such activity is impermissible or until required Regulatory Approvals are obtained.

The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, as promptly as possible, to assist Seller in obtaining any Regulatory Approval necessary for Seller (x) to make any contribution to the Company in accordance with the terms hereof or (y) to qualify or continue its ownership interest in the Company as a permissible investment, including by (i) making appropriate filings and submissions to any governmental authority required by law applicable to the Company, Seller or its affiliates and (ii) providing any information to Seller as may be reasonably requested by Seller or its affiliates and (iii) executing and delivering additional documents necessary to consummate the transactions contemplated by the LLC Agreement. Seller shall use its reasonable best efforts to obtain any Regulatory Approval as promptly as possible.

“Regulatory Approval” means the approval of the Board of Governors of the Federal Reserve System and any other governmental authority, including the banking authority of the State of Ohio, with jurisdiction over the Seller or any of its affiliates necessary for any investment to be a permissible investment for Seller, as required by applicable law. Regulatory Approval shall not be deemed received until the expiration of any applicable waiting periods.

Governing Law:	The LLC Agreement shall be governed by the laws of the State of Delaware.

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